Exhibit 4.15

  PBT2 Capsules

  Phase III Manufacturing Proposal for

 Prana Biotechnology Limited

 Proposal #: P-TRP-54564-R1

Patheon Inc. (“Patheon”)	Prana Biotechnology Limited (“Client”)
2100 Syntex Court	Level 2, 269 Royal Parade
Mississauga, Ontario L5N 7K9	Parkville, VIC3052
Canada	Australia

By:	By:

Name:	Rita Terzian	Name:	Dianne Angus

Title:	Sr. Director, PDS	Title:	Chief Operating Officer

Date:	April 16, 2013	Date:	9 April, 2013

Finance Contact:
Effective Date: April 16, 2013
Confidential
APPROVED [ILLEGIBLE]

2013-04-15
Initials	Date

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28, 2013	PBT2 Capsules
Confidential

Part A: Project Overview

Prana Biotechnology Limited (Client) has approached Patheon Inc to manufacture laboratory scale optimizaztion batches for PBT2 Capsules (the “Product”). This will be a part of the Phase III CTM-enabling process development work for the product. As per Patheon EHS classification, toxicity category of molecule is Catagory 2. The manufacturing will be done under non-GMP conditions. The product will be subjected to stability studies.

Estimated costs for change parts are approximately $12,000 for three sets of PMA25/S1 FBD gaskets.

Upon acceptance by Client, this Proposal (including Part B: Pricing, Part C: Key Technical Assumptions and Part D: Legal Terms and Conditions) delete for Master PDS agreements shall represent the full Contract between the parties identified on page 1 (the “Contract”). The Term shall be from the Effective Date until completion by Patheon of these services. This Proposal is a time-limited offer, which will remain open for acceptance by Client for sixty (60) days of the issue date noted below. Following the expiry of this offer, Patheon may, at its sole option, waive the time limit or rescind this offer without further notice to Client.

Date of Confidentiality Agreement: 20 February, 2008.

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28, 2013	PBT2 Capsules
Confidential

Target Site – Toronto Operations

Patheon’s Toronto Operations, Canada, manufactures a full range of conventional dosage forms with specialized capabilities in controlled release and high potency products and houses a fully integrated pharmaceutical development services (PDS) facility Patheon’s Toronto site is a center of excellence, offering extensive commercial scale tech transfer experience. The Toronto facility covers all product life cycle phases from early development to commercial in the same plant, using equipment replication between non GMP and GMP. There are 4 GMP process trains scales from 10 kg to 400 kg.

The development group provides clients with access to formulation development, process development, CTM manufacturing, and scale-up services for a range of product candidate types. From pre-clinical through to scale-up and registration PDS Canada can meet your development needs, All development services are fully supported with comprehensive analytical testing, including customized lCH stability programs.

Site Regulatory History

Date of inspection	Regulatory Authority	Inspection Type
Jun-12	KFDA (Korean)	PAI
Apr-12	ANVISA (Brazil)	GMP
Oct-11	MOH (Turkey)	GMP
Jul-11	Health Canada	GMP
Feb-11	FDA (US)	PAI & GMP
Mar-10	FDA (US)	GMP
Nov-09	ANVISA (Brazil)	PAI
Sep-09	Health Canada	GMP
Nov-08	COFEPRIS (Mexico)	PAI
Aug-08	FDA (US)	PAI

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28, 2013	PBT2 Capsules
Confidential

Part B: Pricing

BUDGET SUMMARY

	THE FOLLOWING COSTS ARE ALL QUOTED IN:	USD

1.0	ENVIRONMENTAL HEALTH AND SAFETY			USD
	ACTIVITY			PRICE
	EH&S Assessment		$	No Charge

2.0	FEASIBILITY BATCH MANUFACTURING			USD
	ACTIVITY		MILESTONE PRICE	PRICE
Prototype Batches
	Protocol Preparation		$ 2,216
	Manufacturing		$ 34,593
	Analytical Support		$ 35,227
	Report Writing and Data Review		$ 10,584
$82,620

	Total			$82,620
			Material and Supply Fee:	$4,131
3.0	STABILITY			USD
	ACTIVITY			PRICE
Number of Lots 2
Total Samples 20

	Protocol Generation			$791

					Samples	Cost per pullpoint
Pullpoint					per	(Milestone Price)
Months	40°C/75% RH	25°C/60% RH	Microbiology	AET	pullpoint
T=0			X		2	$1,213
T=1	X	X			4	$8,733
T=2	X				2	$8,758
T=3	X	X			4	$8,733
T=6	X	X			4	$8,733
T=9		X			2	$8,758
T=12		X	X		7	$6,071

						$46,690
	Total		Material and Supply Fee:			$2,335

BUDGET TOTAL	USD	$129,310
Material and Supply Fee:	USD	$6,466
GRAND TOTAL	USD	$135,776
PROJECT INITIATION FEE	USD	$32,328

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
issue Date: March 28, 2013	PBT2 Capsules
Confidential

Part C: Key Technical Assumptions

1.	Environmental, Health and Safety

Active Pharmaceutical Ingredient(s) [“API”]:

●	Active PBT2 Capsules
●	Patheon’s preliminary categorization = Category 2
●	Indication: Alzheimer’s disease

An Environmental, Health and Safety Assessment was previously completed under Patheon Proposal PRA-FTR1 -0401 -1206-R0. There will be no duplication of this activity.

Client is responsible for maintaining and supplying current versions of the MSDS to Patheon.

2.	Feasibility Batch Manufacturing

Process Train: High Shear Granulation (PMA25) for wet granulation, Fluid Bed Drying (S2) for drying, Encapsulation (MF30) into Size 0 Swedish orange hard gelatin capsules

Patheon will manufacture:

●	4 Batches, back-to-back manufacturing and testing
●	Approximately 4 kilograms per batch
●	Packaged into HDPE bottles (i.e. 35’s) for stability
●	Non-GMP conditions & No QA review
●
Testing: Blend uniformity (n=6); Potency & Related Substances; Content Uniformity (n=10); Dissolution (profile, n=6); Physical (appearance, moisture, particle size, bulk & tap densities, flow properties); Microbial Limit Testing (MLT)

3.	Stability

Patheon shall design a stability program (single orientation, single container type) to monitor:

●	2 batches under ICH conditions

The following storage conditions and test-points are suggested for testing:

Þ	1, 2, 3 and 6 months for 40°C ± 2°C / 75% ± 5% RH
Þ	1, 3, 6, 9, and 12 months for 30°C ± 2°C / 65% ± 5% RH*
Þ	1, 3, 6, 9 and 12 months for 25°C ± 2°C / 60% ± 5% RH

(* Tested only if required due to significant changes in the next level condition)

●	Testing per sample: Potency & Related Substances; Dissolution (profile, n=6); Physical
(appearance, moisture) and Microbial Limit Testing (annually)

Proposal # P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28,2013	PBT2 Capsules
Confidential

Unless indicated otherwise in the stability protocol, the analytical data used for the release of each CTM lot manufactured at Patheon will be used as initial (T=0) data if the stability study commences not more than 1 month after release testing.

4.	Standard Assumptions

1.
A fixed “Material and Supply Fee” equalling 5% of the budget, excluding costs for EH&S, is included in the Budget Summary, to cover the cost of the required Patheon purchased materials and supplies, and is subject to Section 3 in the Legal Terms and Conditions.

2.
Provided that there are ongoing billable activities taking place (excluding stability) Patheon will provide project management support to monitor the progress of the project against established timelines and will provide Client with updates. The project manager will coordinate with Patheon’s project team and the Client and commit up to two one hour teleconference meetings per month and one quarterly Patheon site face-to-face meeting. Project Management will coordinate distribution of project documentation to Client. Typical documentation may include protocols, reports, executed batch records, Certificates of Analysis, BSE/TSE statements, summary data and analytical methods. The fee for project management is incorporated in the breakdown cost for each activity in the Budget Summary.

3.	It is assumed that the API and/or formulation do not absorb/adsorb to any metal, glass or other components used during the processing and analytical testing of the batch.

4.
Patheon will receive and release the API for cGMP manufacture based on the following: (i) Identification testing; and (ii) the accompanying Certificate of Analysis (COA) from the API Vendor (Client qualified) and COA from the Client. The identification of unknown impurities detected during the study is not included as part of this Proposal.

5.
The Client shall provide Patheon with accurate, appropriate, sufficient and the most current applicable reference standards. For Analytical Out Of Specification (OOS) Investigations, Patheon will conduct investigations according to Patheon’s Standard Operating Procedure and report findings to the Client. The costs for which will be borne by the Client should the OOS be a result of the nature of the product rather than Patheon error in processing or testing. Should the Client bear the cost, the costs of such investigation and associated analytical testing will be captured in a Change of Scope to this Proposal.

6.	Prior to commercialization, Patheon will evaluate the Product and the proposed launch volume and, at the request of the Client, select the appropriate Patheon facility for commercialization.

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28,2013	PBT2 Capsules
Confidential

Part D: Legal Terms and Conditions

STANDARD TERMS AND CONDITIONS FOR PHARMACEUTICAL DEVELOPMENT SERVICES
(Certain capitalized terms used herein but not defined are defined in the Project Proposal)

1.	Services:
	(a)	Patheon agrees to perform the pharmaceutical development services described in the Project Proposal (“Services”).
	(b)	Parties must agree on changes, deletions or additions to the Services (“Changes”).
(c)
Minor Changes will be confirmed by electronic mail, facsimile or other written document. Significant Changes (such as a request by the Client to change the Project Scope) will be confirmed by a Change of Scope Agreement.

2.	Project Initiation Fee and Milestone Payments:

A.
Project Initiation Fee: Client will pay Patheon a Project Initiation Fee of 25% of the Budget Total as set forth in the Budgel Summary of the Project Proposal (the “Project Initiation Fee”) before the start of each project. Client will pay the Project Initiation Fee to Patheon within five days of the date of invoice. Patheon will not start the Services until the Project Initiation Fee is paid. Patheon will apply the Project Initiation Fee to the first invoices for Milestone Payments as set forth in Section 2.B below until the Project Initiation Fee is exhausted.

	B.	Milestone Payments:
(a)
Client will pay Patheon for the Services as outlined in the Project Proposal and for any Changes which will be invoiced separately at Patheon’s then prevailing hourly rates. Patheon may issue an invoice upon completion of each milestone set out in the Budget Summary of the Project Proposal. Each activity that is assigned a specific milestone price in the Budget Summary is a milestone. The Project Initiation Fee will be applied to the initial milestone payment invoices until exhausted.

(b) Each Patheon invoice will be due and payable within 30 days of the date of the invoice. Patheon will email the invoice on the date issued to the email address provided by the Client.
(c)
If any portion of an invoice is disputed, Client will pay Patheon the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at a rate of 1.5% per month.

(d) Patheon may, at its option, suspend all Services until all undisputed outstanding invoices have been paid in full.

3.	Supply of API and Materials:
	a)	Client will, at its expense, supply Patheon with sufficient quantities of active pharmaceutical ingredient (“API”) for Patheon to perform the Services. All shipments from Client to Patheon will be made DDP (Incoterms 2010) Patheon’s site unless otherwise agreed. All shipments of API will be accompanied by certificate(s) of analysis from the API manufacturer including confirmatory results demonstrating that the API complies with the manufacturer’s API specifications.
	b)	Unless otherwise agreed to by the parties, for all Pre-Clinical, Phase I, II, and III Projects, Patheon will purchase common materials and supplies required to perform the Services. Patheon will charge Client a fixed “Material and Supply Fee” as set forth below based upon the Product-Type and Project Phase calculated as a percentage of the Budget Total in the Project Proposal, that will cover the cost of the required Patheon purchased materials which may include analytical columns, reagents, common excipients, packaging components, receiving, raw material shipping, handling, brokerage fees, storage fees, and change parts:

Material and Supply Fee*

Product Type	Project Phase	Fee Schedule
Non-Sterile	Pre-Clinical, Phase I, II & III	Fixed fee at 5% of total project budget

*The respective fixed Material and Supply Fee will be invoiced within each milestone payment as provided in the Project Proposal.

Not Included in the Material and Supply Fee are items which are exclusive to the project such as exclusive excipients, exclusive vials and packaging components, finished product shipping in excess of $1,500, compression tooling, blister tooling, specialty laboratory columns exceeding $1,500 each, project specific change parts with individual value in excess of $1,500, and reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia. The cost of these exclusive items necessary for Patheon to perform the Services will be billed separately and charged to Client at Patheon’s cost plus an additional 15% as a handling charge. Client will be invoiced on receipt of any exclusive item.

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28, 2013	PBT2 Capsules
Confidential

c)
The fixed Material and Supply Fee will not apply to Commercial Technology Transfers*. For these Projects, Patheon will purchase all common materials and supplies and all project specific items (such as raw materials, excipients, packaging special equipment, tooling, change parts, laboratory columns and reagents, reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia) necessary for Patheon to perform the Services. The cost of the common materials and supplies and of the project specific items will be billed back to Client at Patheon's cost plus an additional 15% as a handling charge as set forth below:

Bill Backs

Product Type	Project Phase	Fee Schedule
Non-Sterile	Commercial Technology Transfer (Scale-up, Registration & Validation)	Bill back of actual cost plus 15% handling charge

* “Commercial Technology Transfer” means the activities, such as process, packaging and cleaning validation, and analytical methods transfer, required to support the transfer of commercial manufacturing of Clien't s approved Product to a Patheon facility.

d)
For any exclusive materials purchased by Patheon which have expired or which no longer have any forecasted requirements, Patheon will contact the Client regarding instructions to either dispose of or ship these exclusive materials to the Client. If instructions are not received from the Client within 30 days, Patheon reserves the right, at Client’s cost, to dispose of the exclusive materials.

e)
If the Client wishes Patheon to use a specific vendor to purchase materials and this vendor is not an approved supplier currently used by Patheon, it will be Client’s responsibility to audit and approve the vendor. At Client's request and for an additional fee, Patheon will audit and approve the vendor.

f)
Unless otherwise agreed in a separate Capital Equipment and Expenditure Agreement, if any capital equipment expenditures are required to perform the Services, the Client hereby directs Patheon to incur, on its behalf, all expenses and costs for the Client Capital Requirements. Patheon will give Client copies of third party invoices for the Client Capital Requirements within ten days of receipt. Client will pay Patheon for all amounts owing under these invoices so that Patheon may make timely payment to the third parties within 30 days. If the Client Capital Requirements will be owned by Client and Patheon purchases the Client Capital Requirements on behalf of the Client, Client agrees that Patheon will be the Buying Agent for the Client and Client hereby grants to Patheon a limited Power of Attorney for this purpose.

g)
If Patheon is required to buy any marketed product to complete the Services, Client acknowledges that the purchases will be made by Patheon on behalf of the Client and that Patheon will assume no responsibility or liability whatsoever for the marketed product. All marketed product purchases will be prepaid by the Client and unless otherwise agreed to between the parties, Patheon will only place an order for the marketed product once an agreed upon prepayment has been received.

h)
If applicable, Patheon and the Client will reasonably cooperate to permit the import of the API and other materials into the country where the Services will be performed. For import of API, Client or Client's broker will be the “Importer of Record.” Client’s obligation will include obtaining the proper release of API from the local customs and health authorities in the country of importation.

i)
Client is responsible for vendor qualification of Client furnished materials and for providing a certificate of compliance confirming that the materials are compliant with the provisions outlined in the “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” (EMEA/410/01, Rev.2 or update)

4.	Termination:
a)
Either party may terminate this Contract upon written notice where the other party has failed to remedy a material breach of any of its obligations under this Contract within 30 days after receiving written notice of the breach from the non-breaching party.

	b)	Client may terminate this Contract immediately for any business reason.
	c)	Patheon may terminate the Contract if the Client requests to reschedule any part of the Services beyond 120 days.
	d)	If this Contract is completed, expires, or is terminated by either party as provided for herein, then Client will pay to Patheon:
		i)	any fees and expenses due to Patheon for the Services rendered up to the date of completion, expiry or termination;
ii)
all actual costs incurred by Patheon to complete activities associated with the completion, expiry or termination and close of the Services rendered up to the date of completion, expiry or termination including without limitation, disposal fees that may be payable for any materials and supplies owned by the Client to be disposed of by Patheon; and

		iii)	any additional costs incurred by Patheon associated with the Services that are required to fulfill applicable regulatory and contractual requirements.
e)
Client will arrange for the pickup from the Patheon site of all materials and supplies owned by Client within 30 days after the earlier of the completion, termination or expiration of this Contract. Patheon will charge a storage fee as described in Section 9 after the 30th day following the completion, termination or expiration of the Contract.

	f)	If Client cancels or reschedules any manufacturing Services (whether in isolation or through termination of the Contract):

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28,2013	PBT2 Capsules
Confidential

		i)	within 30 days before the start date (the “Start Date”). Client will pay to Patheon 25% of the fees quoted for the manufacturing Services;
		ii)	within 15 days before the Start Date, Client will pay to Patheon 50% of the fees quoted for the manufacturing Services;
		iii)	within 5 days before the Start Date, Client will pay to Patheon 75% of the fees quoted for the manufacturing Services; or
iv)
on or after the Start Date, Client will pay to Patheon 100% of the fees quoted for those manufacturing Services performed by Patheon and 75% of the fees quoted for the manufacturing Services which were not performed due to the cancellation or rescheduling.

5.	Intellectual Property:
(a)
The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae,  trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs and know-how.

(b)
For the term of this Contract, Client hereby grants to Patheon, a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Services.

(c)
All Intellectual Property generated or derived by Patheon in the course of performing the Services, to the extent it is specific to the development, manufacture, use and sale of the Product that is the subject of the Services, will be the exclusive property of Client (“Arising Client Intellectual Property”)

(d)
All Intellectual Property generated or derived by Patheon while performing the Services which are not specific to, or dependent upon, the product and which have application to manufacturing processes or formulation development of drug products or drug delivery systems will be the exclusive property of Patheon (“Patheon Intellectual Property”). Patheon hereby grants to Client, a non-exclusive, paid-up, royalty-free, transferable license of the Intellectual Property which Client may use for the manufacture of the Product.

(e)
If Client intends to file a patent application relating to any Arising Client Intellectual Property. Client will give Patheon reasonable time prior to the filling date to review and confirm the inventorship, accuracy of disclosure, and adherence to this Section 5 in the intended filling. Patheon will perform this review and make any suggested revisions to the filling as son as reasonably practicable.

6.	Indemnity:

	A.	Indemnification by Client

Subject to Sections 6B and 6C(c), Client will defend and indemnify Patheon. Its affiliates and their respective directors, officers, employees and agents (collectively. “Patheon Indemnitees”) from all third-party actions, causes of action, costs (including reasonable legal fees), claims, damages, liabilities and expenses (collectively. “Losses”) relating to or arising from:

		●	the manufacture (except as may be contemplated by the Services) or distribution of the Product or the use of the Product by patients either as part of or outside of the scope of any clinical trials;
		●	the performance of the Services in accordance with the terms of this Contract:
any misrepresentation, negligence or willful misconduct by Client or any of its affiliates and their respective directors, officers, employees, and agents (collectively. “Client Indemnitees”);
		●	any breach by the Client of the Client’s obligations or warranties under this Contract; or
		●	any claim of infringement or alleged infringement of any third party’s intellectual property rights in the Product.
This indemnity will not apply to the extent that these Losses are:
		●	determined to have resulted from the negligence or willful misconduct of Patheon; or
		●	Losses for which Patheon is obligated to indemnify the Client Indemnitees under Section 6B.

	B.	Indemnification by Patheon
Subject to Sections 6A and 6C(c), Patheon will defend and indemnify the Client Indemnitees from all Losses resulting from the breach by Patheon of any of its obligations or warranties under this Contract except to the extent that these Losses are:
		●	determined to have resulted from the negligence or willful misconduct of Client; or
		●	Losses for which Client is obligated to indemnify the Patheon Indemnitees under Section 6A.

	C.	Limitation of Liability
		(a)	If Patheon falls to materially perform any part of the Services in accordance with the terms of this Contract, then Client’s sole remedy will be to request Patheon to:
		●	repeat that part of the Service at Patheon’s costs if Client supplies the API; or
		●	reimburse Client for the price for that part of the Service, excluding the cost of the API
	(b)	Under no circumstances whatsoever will Patheon reimburse Client for the cost of the API.
	(c)	Under no circumstances whatsoever will either party be liable to the other in contract, fort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of Production, of anticipated savings, of business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of the damages.

D.	No Warranty

PATHEON HEREBY EXCLUDES ALL REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS CONTRACT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PATHEON MAKES NO EXPRESS OR IMPLIED WARRANTY OR CONDITION (I) FOR ANY PARTICULAR RESULTS FROM THE PERFORMANCE OF THE SERVICES OR WITH RESPECT TO ANY DATA OR INFORMATION GENERATED THEREFROM, (II) OF FITNESS FOR A PARTICULAR PURPOSE, OR (III) OF MERCHANTABILITY FOR THE CLIENT’S PRODUCT, AND THESE WARRANTIES AND CONDITIONS ARE EXPRESSLY EXCLUDED

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28, 2013	PBT2 Capsules
Confidential

7.	Regulatory Filings:

If Patheon Is selected as the commercial site of manufacture of the Product which is the subject of the Services under this Contract, then prior to filing with the Regulatory Authority any documentation which Is or is equivalent to the FDAs Chemistry and Manufacturing Controls (“CMC”) portion of the New Drug Application or of the Abbreviated New Drug Application, Client will give Patheon a copy of the CMC portion as well as all supporting documents which have been relied upon to prepare the CMC portion. This disclosure will permit Patheon to verify that the CMC portion accurately describes the Services that Patheon has performed and the manufacturing processes that Patheon will perform under this Contract. Patheon requires 21 days to perform this review but the parties may agree to a shorter time for the review as needed.

8.	Shipping (If applicable):

Shipments (if applicable) of the Product or Client’s API will be made EXW (Incoterms 2010) Patheon’s shipping point unless otherwise agreed. Risk of loss or of damage to the Product will transfer to the Client when the Product is loaded onto the carrier’s vehicle by Patheon for shipment at the EXW point. The Product will be transported in accordance with the Clients instructions.

9.	Storage:
(a)
Excluding retained samples or stability samples, and unless otherwise agreed between the parties, Client will pay Patheon a $500 per month per pallet storage fee if manufactured Product, clinical trial materials, placebo, development, feasibility, scale-up, registration, validation or any other batches, components, raw materials or supplies (collectively “Materials”) are stored at Patheon under room temperature conditions for more than 30 days after their release for shipment by Patheon. This storage fee will increase to $1000 per month per pallet for Materials stored longer than 90 days after their release for shipment by Patheon. For Materials stored under other than room temperature conditions, the following storage fees will apply beginning 30 days after the Materials have been released for shipment:

		(i)	$100 per cubic foot per month or $200 per cubic foot per month after 90 days for all Materials stored at the Patheon site under conditions of 2°C - 8°C;
		(ii)	$200 per cubic foot per month or $400 per cubic foot per month after 90 days for all Materials stored at the Patheon site under frozen conditions; or
		(iii)	If Client requests storage at conditions different than those stated above, then this will be discussed and agreed between the parties on a separate basis.
(b)
Patheon reserves the right to refuse to store any Materials, at its sole discretion at any time. Client will be liable for all risk of loss or damage to the stored Material and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk.

(c)
If stability samples remain in storage for a period greater than 30 days following the issuance of a report by Patheon for the final time point for that given storage condition (according to the agreed stability protocol), or cancellation of a given program, then Patheon will charge Client a cost of $100 per liter per month.

10.	Miscellaneous:
	A.	Assignment and Subcontracting

Neither this Contract, nor any of either party’s rights hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party. But either party may, upon written notification to the other party assign in whole or part, its rights and obligations under this Contract to an Affiliate or, in connection with a merger, consolidation or sale of substantially all of the business to which this Contract relates, to an unrelated third party. Patheon may subcontract the Services hereunder to an Affiliate as specified in the Project Proposal or arrange for any of its Affiliates to perform specific Services under this Contract. Patheon may also arrange for third party subcontractors to perform specific Services under this Contract with Client’s consent, this consent not to be unreasonably withheld. For purposes of this Contract, “Affiliate” means an entity controlling, controlled by or under common control with another entity, where control is defined as ownership, directly or indirectly, of more than 50% of the voting rights in the entity.

	B.	Force Majeure

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the party, including, but not limited to, strikes or other labour disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

	C.	Survival

Any termination or expiration of this Contract will not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor will it prejudice any other remedies that the parties may have under this Contract. The Confidentiality Agreement and sections 4, 5, 6 and 7 of the Contract will survive the expiration or termination of this Contract.

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28, 2013	PBT2 Capsules
Confidential

D.	Independent Contractors

The parties are independent contractors and this Contract will not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer copartners or any similar relationship.

E.	Confidentiality

The Confidentiality Agreement entered into between the parties will apply to all confidential information about the parties and the Services to be conducted under this Contract and the Confidentiality Agreement is deemed to be incorporated herein by reference. If the Confidentiality Agreement expires or terminates prior to the expiration or termination of this Contract, then the terms of the Confidentiality Agreement will nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Contract and for five years thereafter.

F.	Patheon PartnerTM

In order to participate in the PatheonPartner™ program, Client must submit a completed PatheonPartner™ External User Account/Access Form to its Patheon project manager. If applicable, the PatheonPartnerTM External User Account/Access Form signed by the Client will apply to the Client’s use of the PatheonPartner™ website in respect of the Services

G.	Other Terms

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Contract, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Contract and is signed by both parties.

H.	Insurance
Each party will maintain during the term of this Contract general liability and product liability insurance. Either party may request evidence of this insurance.
I.	Entire Agreement

This Contract is the complete agreement between the parties for this subject matter and supersedes all other prior agreements and understandings, whether written or oral. Any modifications, amendment or supplement to this Contract must be in writing and signed by authorized representatives of both parties.

J.	Severability

If any provision of this Contract is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

K.	Facsimile
This Contract may be signed in counterparts and by facsimile or by “pdf.”
L.	Choice of Law

This Contract is governed by the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s laws.

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28, 2013	PBT2 Capsules
Confidential

Part E: Timeline

The below Timeline is presented at this stage as a non-binding, projected estimate of the milestone durations and deliverables envisioned at the time of issuing this proposal. Patheon will make best efforts to adhere to time line estimates shown below by initiating the project as soon as Client award by signature is received. Unless stated otherwise, the Timeline does not take into account the lead time to receive any required material, equipment and client documentation that may affect project start-up and/or milestone attainment.

Proposal #: P-TRP-54564-R1	Prana Biotechnology Limited
Issue Date: March 28, 2013	PBT2 Capsules
Confidential